                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /
--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                           HOUGHTON MIFFLIN COMPANY
               (Name of Registrant as Specified In Its Charter)


                               LOIS M. NOVOTNY
                  (Name of Person(s) Filing Proxy Statement)


PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:
--------------------------------------------------------------------------------

                                     [LOGO]

                                                                  March 27, 1995

Dear Stockholder:

     I am delighted to invite you to attend the 1995 Annual Meeting of Stockholders of Houghton Mifflin Company on Wednesday, April 26, 1995, at 1:00 P.M. at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts.

     The formal business to be considered and acted upon by stockholders at this meeting is the election of four Class III directors, each for a three-year term, the adoption of the 1995 Stock Compensation Plan, and the ratification of the selection of the Company's independent public accountants. These matters are described in detail in the accompanying Notice of Annual Meeting and Proxy Statement. We shall also use this opportunity to report to you on Houghton Mifflin's 1994 performance and outlook for the future.

     It is important that your shares be represented whether or not you are able to be there in person. I urge you, therefore, to register your vote now by completing, signing, and returning the enclosed proxy card promptly.

                                          Sincerely,

                                          /s/ N. F. Darehshori

                                          Nader F. Darehshori
                                          Chairman, President, and
                                          Chief Executive Officer

                            NOTICE OF ANNUAL MEETING
                           TO BE HELD APRIL 26, 1995

                                                           Boston, Massachusetts
                                                           March 27, 1995

To the Stockholders of Houghton Mifflin Company:

     The Annual Meeting of Stockholders of Houghton Mifflin Company will be held at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts, on Wednesday, April 26, 1995, at 1:00 P.M. to consider and act on the following matters:

     1. Election of four Class III directors, each for a three-year term;

     2. Approval of the Houghton Mifflin Company 1995 Stock Compensation Plan;

     3. Ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the current year; and

     4. Any other matter that may properly come before the meeting or any adjournment thereof.


                                          By Order of the Board of Directors,


                                          Paul D. Weaver, Clerk

     WHETHER OR NOT YOU ATTEND IN PERSON, IT WOULD BE APPRECIATED IF YOU WOULD FILL IN AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, VOTE YOUR SHARES EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                            HOUGHTON MIFFLIN COMPANY

                              222 Berkeley Street

                          Boston, Massachusetts 02116

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 26, 1995


GENERAL INFORMATION

     This statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Houghton Mifflin Company, hereinafter called the "Company." The cost of soliciting Proxies will be borne by the Company. The solicitation of Proxies by mail may be followed by personal solicitation of certain stockholders by officers or employees of the Company. In addition, the Company has retained Hill and Knowlton, Inc. as a proxy solicitor at an estimated cost of $6,000 plus expenses. The enclosed Proxy, if executed and returned, may be revoked at any time before it has been exercised.

     The Annual Report for the year ended December 31, 1994, is enclosed or has been furnished previously under separate cover.

     Stock transfer books will not be closed, but the Board of Directors has fixed the close of business on March 3, 1995, as the record date for determining the stockholders entitled to notice of, and to vote at, this meeting and any adjournment thereof. On that date there were outstanding 14,445,546 shares of common stock (par value $1 per share), and the holders thereof will be entitled to one vote for each share held by them.

     This Proxy Statement and enclosed form of Proxy are first being sent or given to security holders on or about March 27, 1995.

BOARD OF DIRECTORS

     The Board of Directors of the Company currently consists of 13 members. The Board is divided into three classes as nearly equal in number as possible, with one class elected each year at the Annual Meeting of Stockholders. The directors in each class serve for a term of three years and until their successors are duly elected and qualified. The terms of office for the Class III directors expire at this meeting.

     The Board has voted to fix the number of directors at 12. There are four incumbent directors in Class I and four in Class II. Consequently, at the Annual Meeting of Stockholders, four nominees in Class III are standing for election. These nominees are Mary H. Lindsay, John F. Magee, Claudine B. Malone, and Ralph
Z. Sorenson, all of whom are presently Class III directors. Stephen O. Jaeger, who is a Class III director, has resigned from the Company and is not standing for re-election.

     The affirmative vote of a plurality of shares present and voting at the Annual Meeting of Stockholders is necessary to elect a director. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect on the election of directors. Abstentions may be specified on proposals other than the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted and will have the effect of a vote against proposals that require a majority of either the outstanding shares or the shares present in person or by proxy and entitled to vote on the matter. Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of directors. Under applicable Massachusetts law and the Company's By-laws, broker non-votes will have no effect on the outcome of the election of directors or proposals that require a majority of the shares present in person or by proxy and entitled to vote on the matter involved but would have the effect of a negative vote on proposals that require a majority of the outstanding shares.

     The Board met 11 times during 1994. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of which they were members.

     Committees of the Board

     The Board of Directors has appointed the following five standing committees elected from its own members.

     The Executive Committee. The principal duty of the Committee is to act for the Board when the Board is not in session. The Committee did not meet during 1994. Messrs. Darehshori, Baute, Magee, Putnam, and Ms. Malone are members of the Committee.

     The Compensation & Nominating Committee. This Committee is made up exclusively of non-employee directors. The duties of the Committee are (i) to review and approve compensation plans for the Company, (ii) to consider and administer stock option grants, other stock award plans, and incentive compensation, and (iii) to fix the compensation of directors employed by the Company and certain officers. The Committee also submits to the Board names of persons it believes should be considered for election as directors of the Company. The Committee will consider timely recommendations for nominations submitted by stockholders. Any stockholder wishing to make a recommendation should submit it in writing to the attention of the Clerk of the Company at its executive offices. The Committee met four times during 1994. Messrs. Baute, Freedman, Putnam, Thomas, and Mrs. Lindsay are members of the Committee.

     The Audit Committee. This Committee is made up exclusively of non-employee directors. The purpose of the Committee is to review the integrity of the Company's financial statements. The Company's internal auditors and its independent public accountants have direct access to the Committee. The Committee annually considers the qualifications of the independent public accountants for the Company and makes recommendations to the Board as to their selection, fee, and the scope of their audit and other services. The Committee is empowered to conduct investigations into any matters concerning the integrity of reported facts and figures, ethical conduct, and appropriate disclosure. The Committee met five times during 1994. Ms. Deegan, Mr. Freedman, Mrs. Lindsay, Mr. Longsworth, Mr. McDougal, and Dr. Sorenson are members of the Committee.

     The Finance Committee. This Committee reviews and makes recommendations relating to offerings of debt and equity securities, major borrowing commitments, dividend policy, investor relations activities, and other significant financial matters. The Committee met twice during 1994. Messrs. Longsworth, Putnam, Thomas, Ms. Malone, and Ms. Deegan are members of the Committee.

     The Diversity Committee. This Committee reviews and monitors the Company's policies and practices, with specific attention to the Company's commitment to ensuring that its employees and suppliers represent the diversity of America's population. The Committee met twice during 1994. Its members are Messrs. Longsworth, Magee, McDougal, and Dr. Sorenson.

     Directors' Compensation

     Directors who are not employees of the Company receive an annual $10,000 retainer, $700 for each Board meeting attended, and $500 for each committee meeting attended. Members of the Executive Committee receive an annual retainer of $4,000 in lieu of Executive Committee attendance fees. Directors who chair committees receive an additional $2,500 retainer. In addition to the cash remuneration, non-employee directors receive shares of Company common stock pro-rated for service during the year. For service in 1994, directors received 500 shares. Directors who are employees receive no compensation for attendance at Board or committee meetings.

     The Company maintains a deferred compensation plan for non-employee directors under which such directors may defer all or a portion of their cash compensation until retirement from the Board. Interest is credited on deferred balances annually at the average sixty-day Treasury-bill yield. No directors participated in the plan during 1994.

     The Company also maintains a Non-Employee Directors' Retirement Benefit Plan, under which non-employee directors or their beneficiaries shall receive, after service as a director has terminated, one-and-one-half times the annual directors' cash retainer in effect at the time of such termination, for a period equal to the time of service as a director.

1.  ELECTION OF CLASS III DIRECTORS

     Information regarding nominees and directors is set forth below. Except as noted, each of the nominees and directors has held his or her principal position for at least five years.

     It is believed that each of the nominees will be able to serve. If any one or more of the nominees should be unable to serve, the individuals named in the enclosed Proxy may vote in favor of such other person or persons as the Board of Directors at the time recommends.

NOMINEES FOR CLASS III DIRECTORS--TERM EXPIRES IN 1998
                  MARY H. LINDSAY has served as a director since 1975 and is Chairman of the Audit Committee and a member of the Compensation & Nominating Committee. Mrs. Lindsay, who is 68 years old, also is a member of the President's Council of the Museum of the City of New York and the Board of Directors of Theatre Development Fund, Inc.

                  JOHN F. MAGEE is Chairman of Arthur D. Little, Inc., a contract research and consulting firm. Mr. Magee, who is 68 years old, has served as a director since 1976 and is a member of the Diversity and Executive Committees. He is also a director of John Hancock Mutual Life Insurance Company. In addition, he is a member of the Boards of Trustees of Bowdoin College, the New England Aquarium, the Boston Museum of Science, Emerson Hospital, and Thompson Island Outward Bound Education Center.

                  CLAUDINE B. MALONE is President of Financial & Management Consulting, Inc. Ms. Malone, who is 58 years old, has served as a director since 1982 and is Chairman of the Finance Committee and a member of the Executive Committee. She is also a director of The Union Pacific; The Limited, Inc.; Scott Paper Company; Hasbro, Inc.; Dell Computer Corporation; SAIC; Mallinckrodt Group Inc.; Lafarge Corporation; and Hannaford Brothers, Inc.; and a trustee of the Penn Mutual Life Insurance Company and Massachusetts Institute of Technology. In addition, she is Deputy Chairman of the Federal Reserve Bank of Richmond.

                  RALPH Z. SORENSON is a Professor at the College of Business and Administration at the University of Colorado, Boulder, where he was named Dean in 1992. He resigned the position of Dean in 1993. He had been an Adjunct Professor of Management at the Harvard University Graduate School of Business since 1989. He was formerly Chairman and Chief Executive Officer of Barry Wright Corporation, a diversified industrial company. Dr. Sorenson, who is 61 years old, has served as a director since 1976 and is Chairman of the Diversity Committee and a member of the Audit Committee. He is also a director of Eaton Vance Corporation; Polaroid Corporation; Exabyte Corporation; Whole Foods Market, Inc.; and Sweetwater Inc. In addition, he is a member and former chairman of the Board of Trustees of the Boston Museum of Science; overseer emeritus of The Boston Symphony Orchestra; and a member of the corporations of Massachusetts General Hospital and Babson College.

CLASS I DIRECTORS CONTINUING IN OFFICE--TERM EXPIRES IN 1996
                  JOSEPH A. BAUTE is a principal in Baute & Baute, a consulting firm for family businesses. He retired in 1992 as Chairman and Chief Executive Officer of Markem Corporation, which provides systems, supplies, and services to mark customers' products. Mr. Baute, who is 67 years old, has served as a director since 1982 and is Chairman of the Compensation & Nominating Committee and a member of the Executive Committee. He is also a director of Markem Corporation, Amsterdam Printing & Lithography, Dead River Group, Nashua Corporation, State Street Bank and Trust Company, State Street Boston Corporation, and InfoSoft International, Inc.; and past Chairman of the Board of the Federal Reserve Bank of Boston.

                  NADER F. DAREHSHORI has been Chairman of the Board and Chief Executive Officer of the Company since 1990 and was named President in October 1991. Mr. Darehshori became Senior Vice President, College Division, in 1987; he was promoted to Executive Vice President and then to Vice Chairman in 1989. Mr. Darehshori, who is 58 years old, has served as a director since 1989 and is Chairman of the Executive Committee. Mr. Darehshori is a director of Commercial Union Corporation, State Street Bank and Trust Company, State Street Boston Corporation, the U.S. Chamber of Commerce, and the Boston Public Library Foundation. He is a trustee of Wellesley College, the New England Aquarium, and the WGBH Educational Foundation. Mr. Darehshori is a member of the National Executive Board of the National Conference of Christians and Jews and also serves on the board of The Boston Symphony Orchestra.

                  GEORGE PUTNAM is Chairman of the Putnam Investment Management Company, Inc.; Chairman and President of each of the Putnam Group Funds; and a director of The Putnam Advisory Company, Inc., and Putnam Financial Services Company, Inc. Mr. Putnam, who is 68 years old, has served as a director since 1985 and is a member of the Compensation & Nominating, Finance, and Executive Committees. He is also a director of The Boston Company and The Boston Safe Deposit & Trust Company (subsidiaries of Mellon Bank Corporation); Freeport-McMoRan, Inc.; General Mills, Inc.; Marsh & McLennan Companies, Inc.; and the Rockefeller Group, Inc. In addition, he serves as a trustee of the Museum of Fine Arts, Boston; the Massachusetts General Hospital; McLean Hospital; The Jackson Laboratory; and the Trustees of Reservations; as a life trustee of the New England Aquarium; as an overseer of Northeastern University; and as Chairman of the WGBH Educational Foundation. He is also a past Governor and past Chairman of The Investment Company Institute; and a past Public Governor of The National Association of Securities Dealers, Inc.

                  DEROY C. THOMAS is a partner in the law firm of LeBoeuf, Lamb, Greene & MacRae. He retired from The Hartford Insurance Group as Chairman and Chief Executive Officer in 1988, having served in various capacities since 1964. He was elected Vice Chairman of ITT Corporation in 1985, and President and Chief Operating Officer in 1988. He served in that capacity until his retirement in 1991. Mr. Thomas, who is 69 years old, has served as a director since 1990 and is a member of the Finance and Compensation & Nominating Committees. He is a director of Hartford Insurance Group, Connecticut Natural Gas Corporation, The Bushnell, the Old State House Association, the World Affairs Council, and Goodspeed Opera House. He is Chairman of Connecticut Health System and a corporator of St. Francis Hospital, The Institute of Living, and the VNA Group, and a trustee of Fordham University.

CLASS II DIRECTORS CONTINUING IN OFFICE--TERM EXPIRES IN 1997

                  GAIL DEEGAN became Senior Vice President - Regulatory and Government Affairs, of NYNEX - New England in 1995, having served as Vice President and Chief Financial Officer of New England Telephone, a wholly-owned subsidiary of NYNEX, since 1991. From 1990 until mid-1991, she was Senior Vice President, Chief Financial Officer, and Chief Administrative Officer of Eastern Enterprises, the parent of companies involved in barge operations, natural gas distribution, and manufacturing and distribution of water systems and components. Ms. Deegan, who is 48 years old, has served as a director since 1989 and is a member of the Audit and Finance Committees. She is a member of the Board of Overseers, Wellesley College Center for Research on Women.

                  JAMES O. FREEDMAN has been President of Dartmouth College since 1987. Mr. Freedman, who is 59 years old, has served as a director since 1991 and is a member of the Audit and Compensation & Nominating Committees. He is the author of Crisis and Legitimacy: The Administrative Process and American Government, published by Cambridge University Press in 1978, and is a member of the American Law Institute, the Jacob K. Javits Fellowship Board, the Board of Trustees of the Jewish Publication Society of America, and the Board of Directors of the Salzburg Seminar. He is also a life member of Clare Hall, Cambridge University, and the recipient of six honorary degrees. In 1991, Mr. Freedman received the William O. Douglas First Amendment Freedom Award from the Anti-Defamation League of B'nai B'rith.

                  CHARLES R. LONGSWORTH is Chairman Emeritus of the Colonial Williamsburg Foundation in Williamsburg, Virginia. Mr. Longsworth, who is 65 years old, has served as a director since 1985 and is a member of the Audit, Diversity, and Finance Committees. He is also a director of FlightSafety International; Public Radio International; Roadway Services, Inc.; Saul Centers, Inc.; Crestar Bank and Bank Shares, Inc.; the Center for Public Resources; and the Virginia Eastern Shore Corporation; and is Chairman of the Board of Trustees of Amherst College and President Emeritus of Hampshire College.

                  ALFRED L. MCDOUGAL was Chairman and Chief Executive Officer of McDougal, Littell & Company until its acquisition by the Company in March 1994. Mr. McDougal, who is 64 years old, has served as a director since 1994. He is a past Chairman of the Northern Illinois Business Association and of the School Division of the Association of American Publishers, and a former director of the Association of American Publishers. Mr. McDougal also serves as a director of Literacy Chicago and the Youth Job Center, Evanston, Illinois, where he was formerly the Chairman, and as a Governor of Opportunity International.

     Mr. Darehshori and Mr. Baute are directors of State Street Boston Corporation and its principal subsidiary, State Street Bank and Trust Company. State Street Bank and Trust Company is the Trustee of the Company's Pension Plan and Benefits Trust, and provided $50 million in bridge financing to the Company in connection with the acquisition of McDougal, Littell & Company in 1994. Arthur D. Little, Inc., of which Mr. Magee is Chairman, provided consulting services to the Company during 1994 at standard commercial terms. InfoSoft International, Inc. ("InfoSoft"), of which Mr. Baute is a director, was formed to succeed to the business of the Company's Software Division; the Company holds approximately 40% of InfoSoft's common stock, and has licensed rights to certain reference publications to InfoSoft, at rates that the Company believes are commercially reasonable.

     The following table shows information furnished by the persons listed as to the beneficial ownership of common stock of the Company by each of the directors and nominees, by the individuals named in the Summary Compensation Table, and by all directors and executive officers as a group, as of January 31, 1995.

                                                                      AMOUNT AND
                                                                       NATURE OF          PERCENT
NAME OF BENEFICIAL OWNER                                          OWNERSHIP(1)(2)(3)      OF CLASS
------------------------                                          ------------------      --------
Joseph A. Baute...............................................           6,393(4)          *
Nader F. Darehshori...........................................          74,188(5)          *
Gail Deegan...................................................           3,150(6)          *
James O. Freedman.............................................           2,650(6)          *
Stephen O. Jaeger.............................................          33,500(7)          *
Mary H. Lindsay...............................................           4,183             *
Charles R. Longsworth.........................................           5,220(8)          *
John F. Magee.................................................           7,500(4)          *
Claudine B. Malone............................................           4,359(6)          *
Alfred L. McDougal............................................           1,916(6)          *
John H. Oswald................................................          13,845(9)          *
George Putnam.................................................           4,718             *
Ralph Z. Sorenson.............................................           6,100(4)          *
DeRoy C. Thomas...............................................           4,850             *
Paul D. Weaver................................................          22,017(10)         *
William J. Wisneski...........................................          24,473(11)         *
All directors and executive officers as a group (24 persons)..         318,550(12)        2.3%

---------------
  * Less than one percent

(1) Unless otherwise noted, the holder has sole voting and investment power over the shares listed.

(2) Includes shares subject to options exercisable within sixty days as follows: Mr. Darehshori, 17,534; Mr. Jaeger, 8,100;
    Mr. Wisneski, 6,800; Mr. Weaver, 3,200; Mr. Oswald, 4,400; and all executive officers as a group, 75,968 shares. For purposes of calculating the "percent of class" with respect to each such individual and the group, the shares subject to such options have been treated as if they were issued and outstanding.

(3) Includes vested interest in shares under the Retirement Savings Plan (formerly the Employees' Savings and Thrift Plan) as of December 31, 1994, the most recent date for which such information is available.


 (4) Includes 2,000 shares purchased pursuant to the 1994 Non-Employee Director Stock Purchase Plan, as to which there is a one-year restriction on disposition.

 (5) Includes 2,018 restricted shares as to which Mr. Darehshori has sole voting power only, and 26,686 shares purchased pursuant to the 1994 Executive Stock Purchase Plan, as to which there is a one-year restriction on disposition.

 (6) Includes 1,000 shares purchased pursuant to the 1994 Non-Employee Director Stock Purchase Plan, as to which there is a one-year restriction on disposition.

 (7) Includes 886 restricted shares as to which Mr. Jaeger has sole voting power only, and 12,575 shares purchased pursuant to the 1994 Executive Stock Purchase Plan, as to which there is a one-year restriction on disposition.

 (8) Includes 450 shares owned by Mr. Longsworth's wife, as to which he disclaims beneficial ownership, and 2,000 shares purchased pursuant to the 1994 Non-Employee Director Stock Purchase Plan, as to which there is a one-year restriction on disposition.

 (9) Includes 9,150 shares purchased pursuant to the 1994 Executive Stock Purchase Plan, as to which there is a one-year restriction on disposition.

(10) Includes 645 restricted shares as to which Mr. Weaver has sole voting power only, and 4,974 shares purchased pursuant to the 1994 Executive Stock Purchase Plan, as to which there is a one-year restriction on disposition.

(11) Includes 808 restricted shares as to which Mr. Wisneski has sole voting power only, and 12,200 shares purchased pursuant to the 1994 Executive Stock Purchase Plan, as to which there is a one-year restriction on disposition.

(12) Six members of this group share with others voting and investment power over 7,052 of the shares listed, and with respect to 122,985 shares the holder has sole voting power only.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1994, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were satisfied.

     Compensation & Nominating Committee's Report to Stockholders

     The Company's executive compensation program is administered by the Compensation & Nominating Committee of the Board of Directors (the "Committee"), which is composed of the individuals listed below, none of whom is an employee of the Company. The Committee approves compensation plans for the Company's senior management.

     The Company's executive compensation program has been designed to attract, motivate, retain, and reward highly qualified senior management by providing a competitive total compensation opportunity based on performance. The components of compensation for Mr. Darehshori and the other executive officers of the Company include salary, incentive compensation awards for the achievement of annual financial and nonfinancial performance goals, and long-term stock-based incentive opportunities which strengthen the mutuality of interest between senior management and the Company's stockholders by increasing the equity interest of Company management.

     Base salaries are initially established with reference to an independently designed system, which provides a mechanism for evaluating the relative value of positions within the Company. The procedure involves a consideration of the accountabilities and job requirements of each position. Salary ranges are derived from the evaluations and incorporate market compensation data. In addition, the Committee is periodically advised by an independent compensation consultant who relies in part on survey data garnered from many companies. Data about the pay levels determined by the survey are a factor used by the Committee in developing its compensation data. During 1994, the Company's targets for total compensation for, and the actual compensation paid to, Mr. Darehshori and the other senior executives were in the second quartile of the surveyed companies, which included the Publishing Peer Group, a comparator group for purposes of the Stock Performance Graph on page 11. The surveyed companies also included 15 companies in other industries with similar characteristics, such as total revenue and recent financial performance. The Committee annually reviews the salaries of Mr. Darehshori and the other executive officers of the Company. Adjustments to base salaries of executive officers are based on the Committee's review of Mr. Darehshori's assessment of each executive officer's contribution, and the financial performance of the Company as a whole and of the business unit for which the executive was responsible during the prior year. Adjustments to Mr. Darehshori's base salary are based upon the Committee's independent review of similar factors. Although the Company's financial performance does not have a quantifiable correlation to the establishment of base salaries for Mr. Darehshori of the other senior executives, the Committee views the Company's financial performance as an important factor in determining or reviewing salary adjustments for executives. Salary adjustments generally are effective April 1.

     In determining Mr. Darehshori's salary for 1994, the Committee reviewed the Company's operating and financial performance for 1993. The Company's financial results for the year included improved revenue and net income and above budget cash flow performance. The March 1994 acquisition of McDougal, Littell was instrumental in achieving the Company's strategic goal of increasing its presence in the profitable secondary school market. In addition, the Company completed the successful public offering of the Company's Software Division as InfoSoft International, Inc. The Committee also considered Mr. Darehshori's achievements in accomplishing certain objectives which had been set in discussions with the Committee early in 1994. After considering these factors, the Committee increased Mr. Darehshori's salary from $410,000 to $455,000.

     Annual incentive compensation for Mr. Darehshori and other senior executives for 1994 was determined pursuant to the terms of the 1994 Senior Executive Incentive Compensation Plan ("Incentive Plan"), which was approved by the Committee early in 1994. The Incentive Plan rewards division heads primarily on the basis of the performance of the division for which they are responsible; senior corporate staff executives are rewarded on overall Company performance. Awards up to targeted levels (50% of salary for Mr. Darehshori and 40% for other participants) are paid in cash. Mr. Darehshori and senior corporate staff officers earn their awards in part (40% for Mr. Darehshori and 30% for other participants) based on the quantified extent of achievement of budgeted net income, cash flow, and return on capital employed. The remaining 10% of the target award is based on Mr. Darehshori's determination of the extent to which each executive has achieved operating objectives determined early in the year. In Mr. Darehshori's case, the remaining 10% of the target award is based on the Committee's determination of the extent to which he has achieved his operating objectives, which also are set early in the year. In addition, division heads have a revenue target for their business unit. The weight accorded to each financial factor varies depending on the strategy for each division. In order to earn incentive compensation for a given financial objective, at least 80% of budget for that objective must be achieved and the weighted average achievement of all financial factors must exceed 70% of budget. Incentive compensation may be paid for achievement of operating objectives so long as overall corporate financial performance is at least 50% of budgeted earnings per share. Any amounts earned in excess of target are paid in three-year restricted common stock of the Company. The maximum payment under the Incentive Plan is 100% of salary. Mr. Darehshori's incentive award pursuant to the Incentive Plan for 1994 was $227,527 in cash and 1,553 shares of three-year restricted common stock of the Company.

     The Committee also seeks to strengthen the mutuality of interest between senior management and the Company's stockholders by increasing the equity interest of Company management by means of performance share awards and option grants pursuant to the Company's 1992 Stock Compensation Plan to Mr. Darehshori and other named officers on the Summary Compensation Table.* The Committee believes that it is important for Mr. Darehshori and the other executive officers of the Company to hold equity stakes in the Company, in part to insure that they have a financial interest in the long-term success of the Company, and that stock options and performance shares provide good vehicles for executives to attain equity ownership.

     In 1994, the Committee received the results of a study it had commissioned by an independent consultant which reviewed the long-term incentive practices of many companies, including those which comprise the Publishing Peer Group. After reviewing the results of that study, the Committee decided to issue annual grants of options and make annual performance share awards in order to maintain Mr. Darehshori's total compensation in the target range of the second quartile of the companies surveyed, which were the same companies surveyed with respect to total compensation practices, as described above. The Committee believes that long-term awards should be more significant than salary and annual incentive compensation. Mr. Darehshori's compensation meets that objective in that less of his total compensation is based on salary and annual incentive compensation than was the case with the median of the survey participants. The awarding of stock options and performance shares supports this Committee policy and also more closely aligns Mr. Darehshori's interests with those of the Company's stockholders, which the Committee believes to be in the stockholders' best interest.

     The number and mix of grants between performance shares and stock options are based upon the Committee's judgment and the advice of an independent consultant, as well as recommendations by Mr. Darehshori for all officers except himself. Criteria include an evaluation of each executive's total compensation compared to his or her responsibilities and performance and consideration of the appropriate mix of compensation between annual salary, annual incentive, and long-term equity opportunity, and among types of equity opportunity. The mix between stock options and performance shares approximates the median of the companies surveyed.

     The SEC requires that this report comment upon the Company's policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility on the Company's tax return of taxable compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by the Company's stockholders. The Committee's policy with respect to Section 162(m) is to make every reasonable effort to insure

---------------

* Performance share awards and options granted are set forth on the tables on pages 19 and 18, respectively.

that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate rewards for their performance.

     This report is submitted by the Company's Compensation & Nominating Committee, the members of which are Mr. Baute (the Chairman), Mr. Freedman, Mrs. Lindsay, Mr. Putnam, and Mr. Thomas.

                            STOCK PERFORMANCE GRAPH

     The line graph below compares the yearly percentage change in cumulative total stockholder return on the Company's common stock, assuming an investment of $100 on December 31, 1989, and reinvestment of dividends, with the cumulative total return of the Standard & Poor's MidCap 400 Index and a peer group index composed of the publicly traded common stocks of eight companies with significant publishing activities, for the period from December 31, 1989, to December 31, 1994. The companies in the peer group are CCH Incorporated; Harcourt General Inc.; McGraw-Hill, Inc.; Viacom, Inc.; Thomas Nelson, Inc.; Waverly, Inc.; Western Publishing Group, Inc.; and John Wiley & Sons, Inc. The returns of each common stock in the peer group have been weighted to reflect relative stock market capitalization. The price of Houghton Mifflin Company's common stock was $30.875 on December 29, 1989, and $45.375 on December 30, 1994.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
   HOUGHTON MIFFLIN COMPANY, S&P MIDCAP 400 INDEX, AND PUBLISHING PEER GROUP

                                    HOUGHTON
      MEASUREMENT PERIOD            MIFFLIN          S & P MIDCAP       PUBLISHING
    (FISCAL YEAR COVERED)           COMPANY            400 INDEX        PEER GROUP
1989                                     100               100               100
1990                                   82.38             94.83             89.05
1991                                   97.57            141.99            115.99
1992                                  139.98            158.87            133.27
1993                                  174.06            180.94            109.79
1994                                  165.53            174.52             96.22

Total return data provided by S&P's Compustat Services, Inc.


     Summary Compensation Table

     The following table sets forth compensation paid to the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company during 1994, for each of the three years ended December 31, 1992, 1993, and 1994, for services rendered in all capacities to the Company and its subsidiaries. Information is furnished for each full fiscal year during which such persons were executive officers.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL                           LONG TERM
                                           COMPENSATION                      COMPENSATION
                                ----------------------------------     -------------------------
                                                                                AWARDS
                                                                       -------------------------
                                                         OTHER         RESTRICTED     SECURITIES
                                                         ANNUAL          STOCK        UNDERLYING    ALL OTHER
       NAME AND                  SALARY     BONUS     COMPENSATION      AWARD(S)       OPTIONS     COMPENSATION
  PRINCIPAL POSITION     YEAR     ($)        ($)          ($)            ($)(1)          (#)          ($)(2)
-----------------------  ----   --------   --------   ------------     ----------     ----------   ------------
Nader F. Darehshori....  1994   $443,750   $267,652     $ 33,853(3)     $ 63,673(4)     46,686       $332,188(5)
Chairman, President,     1993    397,500    205,011      435,319(6)       20,983        10,000          8,994
and Chief Executive      1992    353,750    180,000            0               0             0          8,728
Officer

Stephen O. Jaeger(7)..   1994    258,250    123,264       13,264(3)       28,126(8)     24,575         43,749(9)
Executive Vice           1993    231,000     94,000      217,660(6)        9,025         4,000          8,994
President and Chief      1992    212,417     72,270            0               0             0          8,372
Financial Officer

William J. Wisneski....  1994    257,000    104,022            0          33,128(10)    24,200         31,889(11)
Executive Vice           1993    246,000     81,460      307,023(12)           0         4,000          8,994
President                1992    195,333     79,200       57,425(13)           0             0          7,050

Paul D. Weaver.........  1994    209,250    100,853       13,541(3)       21,197(14)    14,974         45,804(15)
Senior Vice President    1993    198,500     80,400      108,830(6)        5,776         3,000          7,674
                         1992    189,750     57,300            0               0             0          6,671

John H. Oswald.........  1994    192,564     81,500            0               0        21,150         18,429(16)
Executive Vice           1993    177,500     23,375            0               0         3,000              0
President                1992     70,833          0            0               0             0              0

---------------

(1)  The restricted shares awarded for 1993 were awarded on January 25, 1994 as part of the 1993 bonus; the restricted shares awarded for 1994 were awarded on January 24, 1995 as part of the 1994 bonus. These shares will vest three years from the date of award provided that the recipient remains employed by the Company.
     Dividends are paid on all restricted stock at the same rate as are paid to all shareholders. The value shown is the fair market value at date of grant.

(2)  This column includes premiums paid for split-dollar life insurance policies. The ownership of the policies is structured so that, upon the earlier of the death or retirement of the executive, the Company will be reimbursed for the cumulative total of all premiums paid plus an interest factor to cover the cost of providing capital. The result is that over the life of the program there is minimal cost to the Company. The Company retains the right to borrow against its investment in the policies at any time.

(3)  Payment to cover estimated tax liability in connection with the award of bonus shares.

(4)  As of December 31, 1994, restricted shares held or to be awarded for the year then ended totaled 2,018 shares, having a then-current market value of $91,567. Of this amount, $70,467 was attributable to 1,553 shares awarded on January 24, 1995 as part of the bonus for the year ended December 31, 1994.


(5) Includes $4,500 in Company contributions to the Retirement Savings Plan (formerly the Employees' Savings and Thrift Plan); $4,740 under the defined contribution component of the Supplemental Benefits Plan; $37,941 as the term portion of split-dollar life insurance premiums; and $285,007 as the non-term portion of such premium.

(6) Payment to cover estimated tax liability in connection with the vesting of restricted shares awarded in 1991.

(7)  Mr. Jaeger resigned from the Company on March 15, 1995.

(8) As of December 31, 1994, restricted shares held or to be awarded for the year then ended totaled 886 shares, having a then-current market value of $40,202. Of this amount, $31,127 was attributable to 686 shares awarded on January 24, 1995 as part of the bonus for the year ended December 31, 1994.

(9) Includes $4,500 in Company contributions to the Retirement Savings Plan; $4,740 under the defined contribution component of the Supplemental Benefits Plan; $4,976 as the term portion of split-dollar life insurance premiums; and $29,533 as the non-term portion of such premium.

(10) As of December 31, 1994, restricted shares to be awarded for the year then ended totaled 808 shares, having a then-current market value of $36,663. This amount was attributable to shares awarded on January 24, 1995 as part of the bonus for the year ended December 31, 1994.

(11) Includes $4,500 in Company contributions to the Retirement Savings Plan; $4,740 under the defined contribution component of the Supplemental Benefits Plan; $3,449 as the term portion of split-dollar life insurance premiums; and $19,200 as the non-term portion of such premium.

(12) Includes $122,688 for relocation expenses and payments totaling $75,505 to cover estimated tax liability with respect to such expenses; and $108,830 to cover estimated tax liability in connection with the vesting of restricted shares awarded in 1991.

(13) Includes $40,289 for relocation expenses and payments totaling $17,136 to cover estimated tax liability with respect to such expenses.

(14) As of December 31, 1994, restricted shares held totaled 645 shares, having a then-current market value of $29,267. Of this amount, $23,459 was attributable to 517 shares awarded on January 24, 1995 as part of the bonus for the year ended December 31, 1994.

(15) Includes $4,500 in Company contributions to the Retirement Savings Plan; $3,128 under the defined contribution component of the Supplemental Benefits Plan; $5,799 as the term portion of split-dollar life insurance premiums; and $32,377 as the non-term portion of such premium.

(16) Includes $4,500 in Company contributions to the Retirement Savings Plan; $2,400 under the defined contribution component of the Supplemental Benefits Plan; $2,074 as the term portion of split-dollar life insurance premiums; and $9,455 as the non-term portion of such premium.

     The Company created the Executive and Non-Employee Director Stock Purchase Plans in 1994 to encourage the Company's directors and executive officers to increase their ownership of the Company's common stock. Pursuant to these plans, 9 directors and 12 executive officers purchased a total of 116,122 shares. The plans provide generally that shares may not be sold for one year from date of purchase. The Executive Stock Purchase Plan provides that if any shares purchased under the plan are sold after the first anniversary of purchase but before the third anniversary, the employee-participant is responsible for 100% of any loss, and the Company is entitled to 50% of any gain; for shares sold after the third anniversary but before the fifth anniversary, the Company will bear 50% of any loss and the employee-participant is entitled to receive 100% of any gain. In the event of an employee-participant's death or disability, or a change in control, as defined in the plan, the employee-participant will not be responsible for any loss on the sale of such shares, and will be entitled to receive 100% of any gain. In the case of involuntary termination of employment, the employee-participant is entitled to 100% of any gain, and the Company will bear such portion of any loss as is determined by the Committee, while in the case of voluntary termination of employment, the employee-participant is responsible for 100% of any loss and the Company is entitled to 50% of any gain. The Non-Employee Director Stock Purchase Plan provides that upon sale of shares purchased under the plan before the third anniversary of purchase, the Company shall be entitled to 50% of any gain; the director-participant may keep 100% of any gain on shares sold after such anniversary or in the event of a change in control, as defined in the plan. The Company shall bear 100% of any loss in the event of sale of such shares after the death or disability of a director-participant but prior to the fifth anniversary of purchase.

     In connection with these plans, the Company entered into loan agreements with some participants. All loans, which must be repaid on sale of the shares, bear interest at the rate of 8% per annum, and contain prepayment penalties if the loan is repaid prior to the fifth anniversary of purchase. Loans to employee-participants are secured by the shares. The highest amount outstanding under such loans to the following directors and executive officers since January 1, 1994 is the same as the amount currently outstanding. Directors: Mr. Baute, $87,577; Mr. Jaeger, $550,641; Mr. Longsworth, $87,577; Dr. Sorenson, $87,577.
Director and executive officer: Mr. Darehshori, $1,168,542. Executive officers:
Ms. Doherty, $269,650; Ms. Hacking, $272,759; Mr. Kanon, $339,011; Ms. McGee,
$277,357; Mr. Oswald, $400,665; Mr. Smith, $204,449; Mr. Tyler, $184,919; Mr.
Weaver, $217,804; Mr. Wisneski, $534,220. Interim loans to two directors, Mr. Magee and Mr. Thomas, each in the amount of $85,729, bore interest at the rate of 5.4% per annum and were repaid on September 30, 1994.

  Pension Plan

     The Company maintains the Houghton Mifflin Pension Plan (the "Pension Plan") for the benefit of its non-union employees and those of its domestic subsidiaries. Under the Pension Plan, each eligible employee is entitled to an annual retirement benefit equal to a multiple of the employee's years of service and average annual earnings for the five highest consecutive years of service in the 15 calendar years preceding retirement, less a portion of estimated annual Social Security benefits. Benefits are reduced if the employee retires and begins receiving pension payments prior to age 65. An employee whose employment terminates with less than five years of service has no vested pension benefit.

     For purposes of calculating the Company's contribution to the Pension Plan, remuneration consists primarily of salary, wages, commissions, and annual incentive compensation earned by and paid to participants. The following table sets forth a range of the estimated annual retirement benefits under the Pension Plan and the Supplemental Benefits Plan at the normal retirement age of 65 (calculated as of January 1, 1995).

                                                 PENSION PLAN TABLE
  AVERAGE ANNUAL                    ESTIMATED ANNUAL BENEFIT FUNDED BY THE COMPANY
   COMPENSATION                          FOR YEARS OF PARTICIPATION INDICATED
 FOR FIVE HIGHEST               (SINGLE LIFE ANNUITY AFTER SOCIAL SECURITY OFFSET)(2)
    CONSECUTIVE       --------------------------------------------------------------------------
     YEARS(1)         15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS     40 YEARS
-------------------   ---------    ---------    ---------    ---------    ---------    ---------
$125,000...........   $ 27,800     $ 36,900     $ 46,300     $ 55,500     $ 58,600     $ 61,800
 150,000...........     34,000       45,300       56,800       68,000       71,800       75,500
 175,000...........     40,300       53,600       67,200       80,500       84,900       89,300
 200,000...........     46,500       61,900       77,600       93,000       98,000      103,000
 225,000...........     52,800       70,200       88,000      105,500      111,100      116,800
 250,000...........     59,000       78,600       98,500      118,000      124,300      130,500
 300,000...........     71,500       95,200      119,300      143,000      150,500      158,000
 400,000...........     96,500      128,500      161,000      193,000      203,000      213,000
 450,000...........    109,000      145,200      181,900      218,000      229,300      240,500
 500,000...........    121,500      161,800      202,700      243,000      255,500      268,000
 550,000...........    134,000      178,500      223,600      268,000      281,800      295,500
 600,000...........    146,500      195,100      244,400      293,000      308,000      323,000
 650,000...........    159,000      211,800      265,300      318,000      334,300      350,500
 700,000...........    171,500      228,400      286,100      343,000      360,500      378,000

---------------

(1) As of December 31, 1994, Mr. Darehshori, Mr. Jaeger, Mr. Wisneski, Mr. Weaver, and Mr. Oswald were credited with 29, 8, 5, 16, and 3 years, respectively, and, for the fiscal year ended December 31, 1994, the compensation that will be taken into account by the Pension Plan and the Supplemental Benefits Plan (described in note (2) below) for Mr. Darehshori, Mr. Jaeger, Mr. Wisneski, Mr. Weaver, and Mr. Oswald is $648,888, $352,377, $338,587, $289,747, and $244,864, respectively.
     Differences between these amounts and those shown in the Summary Compensation Table on page 12 reflect differences in accounting for incentive compensation payments, which for purposes of pension calculations are included in the year paid.

(2) Effective January 1, 1995, the Internal Revenue Code limits the annual benefit payable under the Pension Plan at normal retirement to $120,000 and the amount of 1995 compensation that can be considered under the Pension Plan to $150,000. The Company has a non-qualified Supplemental Benefits Plan with a defined benefit component under which eligible employees receive supplemental pension payments equal to the difference between the maximum annual benefit which the law allows to be paid under the Pension Plan and their regular pension as calculated under the formula above.



     Severance Agreements and Related Agreements

     Severance Agreements. Eleven executive officers, including the executive officers named in the Summary Compensation Table other than Mr. Jaeger, have severance agreements with the Company. These agreements expire on December 31, 1995, and are automatically extended on an annual basis for an additional twelve-month period unless the Company gives the executive at least eighteen months' notice that the agreement will not be extended.

     Severance benefits under the senior executives' severance agreements are payable if, within two years after a "change in control" of the Company, the executive terminates his or her employment for "good reason" as defined in the agreement or the Company terminates the executive's employment other than for certain permitted reasons. A change in control of the Company is defined (for purposes of the agreements) to include the acquisition by any "person" of 25% or more of the voting power of the Company's outstanding securities; a change, over a two-year period, of a majority of the members of the Company's Board of Directors, so that persons who constitute the Board at the beginning of such period (and their successors as recommended by at least two-thirds of the directors who were in office at the beginning of such period) fail to constitute a majority of the Board at the end of the period; certain mergers or consolidations; or liquidation of the Company or sale of substantially all of its assets.

     The agreements provide for the following severance benefits: (i) a lump sum payment of an amount equal to three times annual compensation (i.e., salary plus any incentive compensation under the Incentive Compensation Plan in the same amount as paid in the preceding year), (ii) all amounts earned but previously deferred and not yet distributed to the executive under the Incentive Compensation Plan, (iii) an amount equal to any unvested portion of the executive's account under the Retirement Savings Plan, (iv) cash payments in lieu of certain stock options, (v) an amount equal to the aggregate present value of benefits under the Company's Supplemental Benefits Plan, and (vi) the present value of additional retirement benefits which would have been earned by the executive under existing retirement plans had he or she remained in the Company's employ for an additional thirty-six months. In addition, the agreements require the Company to maintain certain insurance benefits for the executive for a period of thirty-six months following termination of employment. The Company also agrees to reimburse employees for legal fees incurred in enforcing the terms of the agreements and certain tax liabilities resulting from payments under the agreements.

     Key Editors' Severance Benefit Plan. The Company recognizes that certain key editors are critical to the success of its business. The identification of promising authors, the ability to work with them to develop ideas into properties of value, and the process of bringing these works to market all depend upon the insight, judgment, and management skills of these individuals. The Key Editors' Severance Benefit Plan (the "Editors' Plan") is designed to encourage this essential group to remain with the Company despite concerns about a possible change in control of the Company. The Editors' Plan is designed to shield this group from distractions and threats to editorial integrity by providing a cushion against the financial and career impacts which a change in control might entail.

     The editor will be entitled to severance benefits if his or her employment is terminated for any reason by the editor or by the Company within one year of a change in control. A change in control of the Company is defined (for purposes of the Editors' Plan) to include the acquisition by any "person" of 25% or more of the voting power of the Company's outstanding securities (other than by the Company or any of its employee benefit plans); or a change, over a two-year period, of a majority of the members of the Company's Board of Directors, so that persons who constitute the Board at the beginning of such period (and their successors as recommended by at least two-thirds of the directors who were in office at the beginning of such period) fail to constitute a majority of the Board at the end of the period.

     Severance benefits under the Editors' Plan include (i) a lump sum payment of an amount equal to one and one-half times annual compensation (i.e., salary plus any incentive compensation under the Incentive Compensation Plan in the same amount as paid in the preceding year); (ii) cash payments in lieu of certain stock options; (iii) an amount equal to the difference between the present value of any editor's benefits under the Retirement Savings Plan and Pension Plan, determined as if such editor had retired on the date of termination of employment, and the present value of such editor's actual benefits under such plans; and (iv) an amount equal to the aggregate present value of the editor's benefits under the Company's Supplemental Benefits Plan and the

Company's Incentive Compensation Plan determined as if the editor had retired on the date of termination of employment. In addition, the Editors' Plan requires the Company to maintain certain insurance benefits for the participant for a period of eighteen months following termination of employment. Any amounts received as compensation for other employment in the eighteen months following termination of employment will reduce the amount otherwise payable under clause
(i) of this paragraph. Severance payments received by the editor pursuant to the Editors' Plan following a change in control may not exceed the amount that the Company may deduct for federal income tax purposes.

     At the present time, no executive officers are enrolled in the Editors' Plan. The Editors' Plan covers any change in control which may occur before September 30, 1995.

     Stock Option Agreements. The option agreements between the Company and all employees, including the executive officers named in the Summary Compensation Table, provide that all options shall vest immediately upon a change in control, as defined in the option agreements.

     Pension Plan. The Pension Plan was amended, effective December 7, 1994, to provide that, in the event of a termination of the Pension Plan within two years of a change in control of the Company which occurs prior to December 31, 1997, all surplus assets of the Pension Plan, not required by law to satisfy liabilities to eligible employees, shall be first applied, to the extent permissible under applicable law and in the following order of priority, to the purchase of retiree medical insurance benefits; the purchase of retiree life insurance benefits; unfunded non-qualified deferred compensation obligations; and any other benefit obligations. A change in control of the Company is defined (for purposes of the Pension Plan) to include the acquisition, prior to December 31, 1997, of 50% or more of the Company's voting securities (without the approval of the Board of Directors of the Company) or a change, over a two-year period, of a majority of the members of the Company's Board of Directors, so that persons who constitute the Board at the beginning of such period (and their successors as recommended by at least two-thirds of the directors who were in office at the beginning of such period) fail to constitute a majority of the Board at the end of the period.

     Supplemental Benefit Trust. The Company has established a Supplemental Benefit Trust in connection with the Supplemental Benefits Plan, Non-Employee Directors' Retirement Benefits Plan, and Deferred Compensation Agreements with its employees and directors, to preserve the benefits earned thereunder in the event of a change in control. The Board may designate payments under additional employee plans to be covered by the Supplemental Benefit Trust. Upon the occurrence of any "potential change in control," as defined in the Supplemental Benefit Trust, the Company will contribute additional cash and property to the Supplemental Benefit Trust which will be sufficient to pay, in accordance with the terms of the covered plans, the benefits authorized under such plans. However, the assets in the Supplemental Benefit Trust will become available to the Company's creditors if the Company becomes insolvent or bankrupt. If the funds in the Supplemental Benefit Trust are insufficient to pay amounts due under the covered plans, the Company remains obligated to pay any deficiency.

     Stock Compensation Plan

     The following table shows, with respect to each individual named below, information with respect to options granted to each during the year ended December 31, 1994:

                                           OPTION GRANTS IN LAST FISCAL YEAR
                                                  INDIVIDUAL GRANTS
                                ------------------------------------------------------       POTENTIAL REALIZABLE
                                 NUMBER OF                                                     VALUE AT ASSUMED
                                 SECURITIES   % OF TOTAL                                     ANNUAL RATES OF STOCK
                                 UNDERLYING     OPTIONS                                     PRICE APPRECIATION FOR
                                  OPTIONS     GRANTED TO      EXERCISE OR                        OPTION TERM
                                  GRANTED     EMPLOYEES IN    BASE PRICE    EXPIRATION     -------------------------
        NAME                        (#)       FISCAL YEAR      ($/SH)          DATE        5% ($)            10% ($)
        ----                    -----------   ------------    -----------   ----------     ------            -------

Nader F. Darehshori...........   26,686(1)      5.43%         $42.625         8/24/94            0(1)            0(1)
                                 20,000         4.07           45.75         10/24/99     $252,798        $558,617
Stephen O. Jaeger.............   12,575(1)      2.56           42.625         8/24/94            0(1)            0(1)
                                 12,000         2.44           45.75         10/24/99      151,679         335,170
William J. Wisneski...........   12,200(1)      2.48           42.625         8/24/94            0(1)            0(1)
                                 12,000         2.44           45.75         10/24/99      151,679         335,170
Paul D. Weaver................    4,974(1)      1.01           42.625         8/24/94            0(1)            0(1)
                                 10,000         2.03           45.75         10/24/99      126,399         279,308
John H. Oswald................    9,150(1)      1.86           42.625         8/24/94            0(1)            0(1)
                                 12,000         2.44           45.75         10/24/99      151,679         335,170

---------------
(1) Represents options granted pursuant to the Company's Executive Stock Purchase Plan. Options were exercisable only on the date of grant.

     The following table shows, with respect to each individual named below, information concerning the exercise of options during the year ended December 31, 1994, and unexercised options held as of December 31, 1994:

                                          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                 AND FISCAL YEAR-END OPTION VALUES
                                                             NUMBER OF
                                                             SECURITIES           VALUE OF
                                                             UNDERLYING          UNEXERCISED
                                                             UNEXERCISED         IN-THE-MONEY
                                                             OPTIONS AT            OPTIONS
                                  SHARES                      FY-END(#)            FY-END($)
                                 ACQUIRED      VALUE        --------------       --------------
                               ON EXERCISE    REALIZED      EXERCISABLE/         EXERCISABLE/
            NAME                  (#)(1)      ($)(1)(2)     UNEXERCISABLE        UNEXERCISABLE
            ----              ------------    ---------     --------------       --------------
Nader F. Darehshori.........      37,186       $167,437      17,534/16,666       $95,300/$2,499
Stephen O. Jaeger...........      12,575              0       8,100/12,000       $89,350/$1,800
William J. Wisneski.........      12,200              0       6,440/12,360       $48,160/$9,540
Paul D. Weaver..............       4,974              0        3,200/9,800       $   900/$1,350
John H. Oswald..............      10,750         17,200       4,400/13,000       $9,000/$17,550

---------------
(1) Includes shares acquired under the Executive Stock Purchase Plan, under options exercised on the date granted.
(2) Market value of underlying securities at exercise or year-end, minus the exercise or base price.

     The following table provides information concerning performance share awards made during the year ended December 31, 1994 under the Company's Stock Compensation Plan. Each performance share represents the right to receive on the payout date an amount half in cash and half in shares of the Company's common stock. The amount of the award will depend on the compound rate of appreciation of pre-tax operating income, including interest costs and excluding extraordinary items, during the period 1995-1997. The base period is 1994. There will be no payout unless the threshold targeted rate of appreciation has been met.

                                        LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
                                                                               ESTIMATED FUTURE PAYOUTS
                                          NUMBER OF       PERFORMANCE OR      UNDER NON-STOCK PRICE-BASED
                                        SHARES, UNITS      OTHER PERIOD                 PLANS
                                          OR OTHER       UNTIL MATURATION     ---------------------------
NAME                                       RIGHTS           OR PAYMENT        THRESHOLD  TARGET   MAXIMUM
----                                    -------------    ----------------     ---------  ------   -------
Nader F. Darehshori..............          8,000          1/1/95-12/31/97      4,000      6,000     8,000
Stephen O. Jaeger................          4,000          1/1/95-12/31/97      2,000      3,000     4,000
William J. Wisneski..............          4,000          1/1/95-12/31/97      2,000      3,000     4,000
Paul D. Weaver...................          3,000          1/1/95-12/31/97      1,500      2,250     3,000
John H. Oswald...................          4,000          1/1/95-12/31/97      2,000      3,000     4,000

2.  ADOPTION OF THE HOUGHTON MIFFLIN COMPANY 1995 STOCK COMPENSATION PLAN

     The Board of Directors believes that it is important to encourage employees whose efforts are important to the continued success and growth of the Company to acquire a proprietary interest in the Company through ownership of the Company's stock. To encourage this ownership, the Company has granted options to employees to purchase its common stock through the Houghton Mifflin Company 1982 Incentive Stock Option Plan (the "ISO Plan"), the Houghton Mifflin Company 1987 Stock Compensation Plan (the "1987 Plan") which replaced the ISO Plan, and the Houghton Mifflin Company 1992 Stock Compensation Plan (the "1992 Plan") which replaced the 1987 Plan.

     At its February 22, 1995 meeting, the Board of Directors voted to recommend to the Company's stockholders that they approve the Houghton Mifflin Company 1995 Stock Compensation Plan (the "1995 Plan"), which authorizes the granting of options, restricted or bonus stock, and other performance awards for up to 900,000 shares of common stock over a ten-year period. The 1995 Plan will become effective when it is approved by the stockholders. The full text of the 1995 Plan is attached to this Proxy Statement as Appendix A, and the following description of its terms is qualified in its entirety by reference to Appendix A.

     The 1995 Plan, when effective, will replace the 1992 Plan. After the effective date of the 1995 Plan, no further grants will be made under the 1992 Plan, but grants made prior to the effective date of the 1995 Plan will remain in effect until they expire. As of January 31, 1995, options and grants for approximately 70,374 and 544,600 shares are outstanding under the 1987 Plan and the 1992 Plan, respectively. All grants made under the ISO Plan have expired. The 1995 Plan is similar to the 1992 Plan in that it provides the Board of Directors with great flexibility in determining the terms of the options or grants to employees to better meet changing circumstances.

     In general terms, the 1995 Plan permits the granting of options, restricted or bonus stock, or other performance awards to employees of the Company and its subsidiaries whose services are important, as determined by the Compensation & Nominating Committee of the Board of Directors (the "Committee"), to the continued success and growth of the Company. Approximately 300 employees are now eligible to receive employee grants under the 1995 Plan. Subject to certain limitations, the terms and conditions of grants to individual employees, including the exercise price of options and the number of shares of common stock subject to each grant, will be determined by the Committee. The stock that may be issued to any one individual under the Plan may not exceed, in the aggregate, 250,000 shares. Except to the extent that an individual option agreement may expressly permit certain limited transferability, options will not be transferable otherwise than by will or the laws of descent and distribution, and an option will be exercisable during the optionee's lifetime only by the optionee.

     The 1995 Plan also provides for an annual grant of 500 shares of common stock as compensation to each non-employee member of the Board of Directors for each full calendar year of service. A grant to a non-employee director for a partial year of service will be prorated. Currently, 11 non-employee directors would be eligible to receive these formula grants under the 1995 Plan.

     The Committee may make grants to employees under the 1995 Plan in the form of stock options (incentive stock options or non-qualified options); restricted stock, performance shares, or performance units, which may be subject to forfeiture if specified requirements, including continued employment or performance goals, as specified in an individual's grant documents, are not met; stock which is part of an employee's incentive compensation; or stock awards or bonuses. The 1995 Plan allows the Committee to make cash payments to compensate employees for tax liability resulting from awards other than stock options.

     Payment for shares purchased upon exercise of each option granted under the 1995 Plan will be in cash and/or in shares of the Company's common stock previously owned by the optionee, having a fair market value equal to the purchase price of the optioned shares.

     The number of shares subject to the 1995 Plan and the terms of the grants may be equitably adjusted by the Committee to prevent dilution or enlargement of the rights of participants under the 1995 Plan caused by any dividend or other distribution (whether in the form of cash, Company stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event.

     No amendment which requires stockholder approval in order for the exemptions available pursuant to Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, to be applicable to the 1995 Plan (including any amendment which would materially increase either the benefits accruing to participants in the 1995 Plan or the number of shares of Company common stock issuable under the 1995 Plan) can become effective unless it receives the requisite stockholder approval. The closing price of the Company's common stock on March 3, 1995, was $42.50 per share on the New York Stock Exchange.

     Because of the flexibility which the 1995 Plan provides, the cost of the 1995 Plan will vary depending on the terms of the individual grants awarded to employees. Neither (i) the amount of future benefits to be allocated to any individual employee or group of individual employees under the 1995 Plan nor
(ii) the amount of benefits which would have been allocated to any individual employee or group of individual employees for fiscal 1994 (if the 1995 Plan had been in effect) is determinable. The table below shows annual awards to be made to all non-employee directors as a group under the 1995 Plan.

NAME AND POSITION                     DOLLAR VALUE($)                       NUMBER OF UNITS
-----------------                     ---------------                       ---------------
Non-Executive Director Group          Fair market value at date of grant          5,500

        The affirmative vote of the holders of a majority of common stock represented in person or by proxy and entitled to vote at the meeting is required to approve the 1995 Plan.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL TWO.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES--1995 PLAN

     Incentive Stock Options ("ISOs")

     All ISOs granted under the 1995 Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"). The Company has been advised that the federal income tax consequences of ISOs are generally as follows. An employee receiving an ISO will not be in receipt of taxable income upon the grant of the ISO or upon its timely exercise. Exercise of an ISO will be timely if made during its term and if the optionee remains an employee of the Company or a subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled employee). Exercise of an ISO will also be timely if made at any time (provided it is exercisable by its terms) by the legal representative of an employee who dies (i) while in the employ of the company or a subsidiary or (ii) within three months after termination of employment. Upon ultimate sale of the stock received upon such exercise, except as noted below, if the stock is a capital asset of the employee, the employee will recognize a long-term capital gain or loss equal to the difference between the amount realized upon such sale and the option price. The Company, under these circumstances, will not be entitled to any federal income tax deduction in connection with either the exercise of the ISO or the sale of such stock by the employee.

     However, if the stock acquired pursuant to such exercise of an ISO is disposed of by the employee prior to the expiration of two years from the date of grant of the ISO or within one year from the date such stock is transferred to the employee upon exercise (a "disqualifying disposition"), any gain realized by the employee generally will be taxable at the time of such disqualifying disposition as follows: (i) at ordinary income rates to the extent of the difference between the option price and the lesser of the fair market value of the stock on the date the ISO is exercised or the amount realized on such disqualifying disposition, and (ii) if the stock is a capital asset of the employee, as short-term or long-term capital gain to the extent of any excess of the amount realized on such disqualifying disposition over the fair market value of the stock on the date which governs the determination of the employee's ordinary income. In such case, the Company may claim a federal income tax deduction at the time of such disqualifying disposition for the amount taxable to the employee as ordinary income.

     The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the option price will be included in alternative minimum taxable income of employees for purposes of the alternative minimum tax imposed by the Code.

     Non-Qualified Options ("NQOs")

     In the case of NQOs, the Company has been advised that generally the employee will not be taxed upon grant of such option. Rather, at the time of exercise of such NQO, the employee, except as noted below, will realize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the employee realizes ordinary income. If stock so acquired is later sold or exchanged, then the difference between the amount realized and the fair market value of such stock on the date of exercise of the option is generally taxable as long-term or short-term capital gain or loss.

     However, in the case of the exercise of NQOs by an employee whose sale of shares at a profit within six months after grant of such NQOs could subject the employee to suit under Section 16(b) of the Securities and Exchange Act of 1934, realization of income is postponed so long as a sale of the shares would expose the employee to suit, unless the employee elects under Code Section 83(b) within 30 days after exercise to be taxed as of the exercise date in the manner described above.

     Exercise with Shares

     According to a published ruling of the Internal Revenue Service, an employee who pays the option price upon exercise of a NQO, in whole or in part, by delivering shares of the Company's stock already owned by the employee will realize no gain or loss for federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above for NQOs. With respect to shares acquired upon exercise that are equal in number to the shares surrendered, the basis of such shares will be equal to the basis for the shares surrendered, and the holding period of such shares will include the holding period of the shares surrendered. The basis of additional shares received upon exercise will be equal to the fair market value of such shares on the date that governs the optionee's recognition of ordinary income, and the holding period for or such additional shares will commence on such date.

     If the shares surrendered in payment of the exercise price of an ISO are "statutory option stock" and if, at the date of surrender, the applicable holding period for such shares has not been met, surrender will constitute a "disqualifying disposition," and any gain realized on such transfer will be taxable to the optionee, as discussed above.

     With this exception, in general, when shares of the Company's stock are surrendered upon exercise of an ISO, (i) no gain or loss will be recognized as a result of the exchange, (ii) a number of shares received which are equal in number to the shares surrendered will have a basis equal to the shares surrendered, and (except for purposes of determining whether a disposition will be a disqualifying disposition) will have a holding period which includes the holding period of the shares exchanged, and (iii) any additional shares received will have a zero basis and will have a holding period which begins on the date of the exchange. If any of the shares received are disposed of within two years of the date of grant of the ISO or within one year after exercise, the shares with the lowest basis (i.e., a zero basis) will be deemed to be disposed of first, and such disposition will be a disqualifying disposition giving rise to ordinary income as discussed above.

     Restricted Stock

     In the case of a restricted stock award, the Company has been advised that generally an employee will not be taxed upon grant of any such award. Rather the employee will realize ordinary income in an amount equal to the fair market value of the Company common stock at the time (the "Forfeiture Lapse Date") the shares are no longer subject to a substantial risk of forfeiture (as defined in the Code). The Company will be entitled to a federal income tax deduction at the time and in the amount that the employee realizes ordinary income. If the shares of stock are later sold or exchanged, then the difference between the amount realized and the fair market value of such shares on the Forfeiture Lapse Date is generally taxable as long-term or short-term capital gain or loss.

     As noted above, generally income is realized by an employee on the Forfeiture Lapse Date. However, an employee may elect (no later than thirty days after acquiring such shares) pursuant to Section 83(b) of the Code to realize ordinary income at the time the restricted stock is awarded in an amount equal to the fair market value of such shares at the time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If an election is made, no additional taxable income will be recognized by the employee at the time the restrictions lapse. The fair market value of the shares on the date of an election under Code Section 83(b) will also govern for purposes of the Company's deduction and for determining the employee's gain or loss upon subsequent disposition of the shares. If, however, shares in respect of which an election was made are later forfeited, no federal income tax deduction is allowable to the employee for the forfeited shares, and the Company will be deemed to realize ordinary income equal to the amount of the federal income tax deduction previously allowed to the Company at the time of the election in respect of such forfeited shares.

3.  SELECTION OF INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP to continue as independent auditors for the fiscal year ending December 31, 1995. The Board believes, however, that it is desirable to obtain stockholder ratification of the selection of the Company's independent auditors. During 1994 Ernst & Young LLP provided services to the Company that included auditing the Company's consolidated statements, consulting in connection with unaudited quarterly financial information, and advising the Company on various accounting, tax, and regulatory matters.

     Ratification will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. If the stockholders do not ratify the selection of the Company's independent auditors, the Board of Directors will reconsider its selection. Representatives of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL THREE.

PRINCIPAL STOCKHOLDERS

     The following table shows the beneficial ownership of common stock of the Company by the only persons who are known by the Company to be the beneficial owners of more than 5% of such stock. The information has been obtained solely from such persons and the Schedule 13G filed by the persons listed with the Securities and Exchange Commission. Such Schedules contain fuller information as to beneficial ownership of shares by the persons listed therein.

          NAME AND ADDRESS OF                                         AMOUNT AND NATURE OF
           BENEFICIAL OWNER              PERCENT OF CLASS             BENEFICIAL OWNERSHIP
   ---------------------------------     -----------------      --------------------------------
   Valenzuela Capital                           5.3%               As of Dec. 31, 1994
   Management, Inc.                                                767,333 shares:
   1270 Avenue of the Americas                                       201,000 shares--sole
   New York, NY 10020                                                   voting power
                                                                     0 shares--shared
                                                                        voting power
                                                                     767,333 shares--sole
                                                                        investment power
                                                                   0 shares--shared
                                                                     investment power

   State Street Bank and Trust                  5.1%               As of Dec. 31, 1994
   Company, Trustee                                                733,466 shares:
   225 Franklin Street                                               730,550 shares--sole
   Boston, MA 02110                                                     voting power
                                                                     1,316 shares--shared
                                                                       voting power
                                                                   70,850 shares--sole
                                                                     investment power
                                                                   1,316 shares--shared
                                                                     investment power

PROPOSALS OF STOCKHOLDERS FOR CONSIDERATION AT THE 1996 ANNUAL MEETING

     In order for a proposal by a stockholder to be included in the Board of Directors' Proxy Statement for the Company's Annual Meeting in 1996, it must be received at the Company's executive offices in Boston on or before November 26, 1995. Such a proposal must also comply with the requirements as to form and substance established by applicable laws and regulations in order to be included in the Proxy Statement and should be directed to the Clerk of the Company.

     Stockholders wishing to present business for action, other than proposals included in the Board of Directors' Proxy Statement, or to nominate candidates for election as directors at a meeting of the Company's stockholders, must do so in accordance with the Company's By-laws. The By-laws provide that in order to be presented at the 1996 Annual Meeting such stockholder proposals or nominations may be made only by a stockholder of record who shall have given notice of the proposed business or nomination to the Company between January 2, 1996, and February 16, 1996. In the case of a special meeting, or if the Annual Meeting is called for a date prior to February 16, 1996, the notice must be received not later than the close of business on the 20th day following the day on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. The notice must also contain certain background information concerning the stockholder making the proposal or nomination, the stockholder's ownership of the Company's capital stock, and, in the case of nominations, background and stock ownership information with respect to each nominee. Stockholders are referred to the By-laws for further information.

VOTING OF PROXIES

     The persons named in the enclosed Proxy will vote as directed in the Proxy, and in the absence of such direction will vote to elect the nominees for the Board of Directors and in favor of the actions specified in Items 2 and 3 of the enclosed Proxy.

     The Board of Directors of the Company is not aware of any other matters which may come before the meeting. The persons named in the enclosed Proxy intend to vote the Proxy in accordance with their best judgment if any other matters shall properly come before the meeting including, for example, a motion to adjourn the meeting to a later date for the purpose of continuing to solicit proxies.

     Whether or not you attend the meeting in person, please fill in and sign the enclosed Proxy and return it promptly. If you attend the meeting, you may, of course, vote your shares even though you have sent in your Proxy.

                                  APPENDIX A

                           HOUGHTON MIFFLIN COMPANY
                         1995 STOCK COMPENSATION PLAN

     The primary purpose of this Plan is to attract, retain, and motivate the employees of Houghton Mifflin Company (the "Company") and of any subsidiary corporation of which more than 50% of the outstanding voting stock is owned by the Company (a "Subsidiary") who will most assist the Company or its Subsidiaries in achieving the Company's long-term goals and objectives, and to provide an opportunity for these employees to acquire an interest in the Company through the granting of options or restricted or bonus stock or other performance awards, as herein provided. Additionally, Section 13 of the Plan is intended to provide an incentive to non-employee members of the Board of Directors of the Company ("director-participants") to increase their efforts for the success of the Company by increasing their proprietary interest in the Company, through the receipt of shares of the Company's common stock. To achieve those purposes, the Plan amends and restates the 1992 Stock Compensation Plan (the "1992 Plan"). The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the Rule may be amended and applicable from time to time ("Rule 16b-3"), and shall be construed and interpreted so as to comply with Rule 16b-3.

1.   SHARES OF STOCK SUBJECT TO THE PLAN

     The stock that may be issued under the Plan shall not exceed, in the aggregate, 900,000 shares of the Company's common stock ("Company Stock"), which may be (i) authorized but unissued shares, (ii) treasury shares, (iii) shares previously reserved for issue upon exercise of options under the Plan, which options have expired or been terminated, or (iv) subject to any applicable limitations under Rule 16b-3, shares previously reserved for issue of restricted stock under the Plan or for issue in connection with Performance Awards under the Plan, which shares have been forfeited. The stock that may be issued under the Plan to any one individual between the Plan's Effective Date (as defined in Section 10 hereof) and its termination shall not exceed, in the aggregate, 250,000 shares of the Company Stock. The number of shares subject to the Plan and the number of shares which can be issued to any one individual thereunder shall, however, be subject to adjustment as provided in Section 9 hereof.

     On and after the Effective Date of the Plan, no further grants of options or restricted stock shall be made under the 1992 Plan. Options and other awards granted under either the 1992 Plan or the 1987 Stock Compensation Plan (the "1987 Plan") which are outstanding on and after the Effective Date shall be subject to and governed by the terms and conditions of the Plan. The actual provisions of any such outstanding option agreement or other award agreement, however, shall not be altered unless an amendment thereto is approved by the Committee and (if the affected participant's approval is required by the 1992 Plan, the 1987 Plan, the Plan, the appropriate agreement, or applicable law) approved by the affected participant.

2.   ELIGIBILITY

     Except as provided in Section 13 hereof with respect to director-participants, awards will be granted only to persons who are employees of the Company or a Subsidiary whose efforts are important to the continued success and growth of the Company ("employee-participants") and, in the case of incentive stock options, who are eligible to receive an incentive stock option under the Internal Revenue Code of 1986, as amended from time to time (the "Code"). The Board of Directors of the Company (the "Board") shall appoint a committee to administer the Plan (the

"Committee"). The Committee shall consist of two or more directors of the Company, each of whom is a "disinterested person" within the meaning of Rule 16b-3 and an "outside director" within the meaning of Section 162(m) of the Code. Except as provided in Section 13 hereof, the Committee, acting by a majority of its members, shall determine the participants in the Plan to whom grants will be made, the number of shares subject to each grant, and the terms of the grant, consistent with the provisions of this Plan.

3.   TYPES OF GRANTS

     The Committee may make grants under this Plan in the form of Stock Options [either incentive Stock Options ("ISOs") or Non-Qualified Options ("NQOs")], Restricted Stock, Bonus Stock, or Performance Awards, each as defined below. Unless prohibited by law or regulation, the Committee may make grants under this Plan (except ISO grants) "in tandem" (i.e. , the participant may be given the right to select the form in which the grant is exercised). The Committee may also make cash awards (i) in connection with, or as part or all of, a Performance Award or (ii) pursuant to Section 8 hereof with respect to any Bonus Stock or Restricted Stock. (Notwithstanding the foregoing, grants can be made to director-participants hereunder only in accordance with Section 13 hereof.)

- Incentive Stock Options

  ISOs are a right to buy shares of Company Stock in the future at the market price at the time of grant, subject to the requirements of Section 422 of the Code. A stock option intended to be an ISO shall be designated as an ISO in its grant. The aggregate fair market value (determined at the time the ISO is granted) of the Company Stock with respect to which ISOs are exercisable for the first time by an optionholder during any calendar year (under all plans of the Company and any Subsidiary) shall not exceed $100,000.

- Non-Qualified Options

  NQOs are stock options (i) which do not meet the ISO restrictions, either in the grant itself or as the participant treats the grant, or (ii) the terms of which provide that the options will not be treated as ISOs. NQOs do not receive the special tax consequences given ISOs by the Code.

- Restricted Stock

  Restricted Stock is a grant of Company Stock to an individual subject to forfeiture if specific requirements (including continued employment or performance goals) described in the grant documents are not met for the restriction period.

- Bonus Stock

  Bonus Stock is a grant of Company Stock to an individual which is made free of any restrictions. Bonus Stock may be granted as a bonus or instead of cash under other compensatory arrangements of the Company or a Subsidiary.

- Performance Awards

  Performance Awards are awards granted, subject to applicable law, with value, payment, or other terms contingent upon performance of the Company or specified Subsidiaries or any other factors designated by the Committee. Performance Awards, in whole or in part, may be (i) denominated or payable in cash, (ii) denominated or payable in, valued by reference to, or otherwise based on, or related to Company Stock, or (iii) denominated or payable in, valued by reference to, or otherwise based on, or related to, either Company Stock or cash, to be determined in the discretion of the Committee.

4.   GRANTS

     Grants may be made under this Plan to employee-participants by the Committee at any scheduled or unscheduled meeting. In making a grant to an employee-participant under this Plan, the Committee will specify (either at the time of grant or thereafter) the terms and conditions of the grant, all of which shall be subject to the terms and conditions of this Plan (including Section 11 hereof). Unless the Committee specifies otherwise (with respect to grants hereunder other than grants under Section 13 hereof) or applicable law requires otherwise, with respect to any grant to an individual of Restricted Stock or Bonus Stock or of Company Stock in connection with a Performance Award, past services of that individual equal to the aggregate par value of Company Stock subject to such grant shall constitute the only consideration paid upon the issuance of such stock. If at any time, consideration other than past services is required by applicable law with respect to a grant, such consideration shall be paid within the sixty (60) days immediately following such grant.

5.   PERIOD OF OPTION AND CERTAIN LIMITATIONS ON RIGHT TO EXERCISE

     Each stock option grant shall be exercisable at such time or times as the Committee shall from time to time determine, but in no event after the expiration of ten years from the date of grant. The delivery of certificates representing shares under any stock option grant will be contingent upon receipt by the Company from the optionholder (or a purchaser acting in his or her stead, in accordance with the provisions of the grant) of the full purchase price for such shares in the form of cash and/or shares of Company Stock previously owned by the optionholder, the total value of which is equal to the total purchase price of the optioned shares (to be exchanged for the previously owned shares) and the fulfillment of any other requirements contained in the option or applicable provisions of law. No optionholder or person entitled to exercise the stock option grant shall be deemed to be a holder of any shares subject to the grant for any purpose until certificates for such shares are issued to him or her under the terms of the grant and the Plan.

6.   NON-TRANSFERABILITY OF CERTAIN OPTIONS

     If the grant of an option under the Plan is intended to be exempt from
Section 16(b) of the Exchange Act pursuant to "former Rule 16b-3" during the "Phase-in Period" for compliance with the substantive conditions of new Rule 16b-3 (currently extended until September 1, 1995), such option shall not be transferable other than as permitted by former Rule 16b-3(d)(1)(ii).

     During the Phase-in Period, the Committee, in its discretion, may also grant transferable options or amend outstanding options to make them transferable (collectively, "Transferable Options"). The option agreement with respect to a Transferable Option shall provide that (i) the optionholder can transfer the Transferable Option to (x) members of his or her immediate family (i.e., children, grandchildren or spouse), (y) trusts for the benefit of such family members, and (z) partnerships whose only partners are such family members; (ii) no consideration can be paid for the transfer of the Transferable Option; and (iii) the transferee of a Transferable Option is subject to all conditions applicable to the Transferable Option prior to its transfer.

     The option agreement with respect to any option granted hereunder after the Phase-in Period shall state the transferability restrictions for such option determined by the Committee.

     The rights and obligations of the Company under the Plan and any grant may be assigned by the Company to a successor to the whole or any part of its business if the successor assumes in writing all of such rights and obligations.

7.   WITHHOLDING

     The Company may defer making payment or delivery of any shares of Company Stock to a participant under the Plan until satisfactory arrangements have been made for the payment of any federal, state, or local income taxes required to be withheld with respect to such payment or delivery. Each such participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act shall be entitled to elect irrevocably, at least six months prior to the date such shares would otherwise be delivered hereunder, to have the Company withhold shares of Company Stock having an aggregate value equal to the amount required to be withheld. If no such election is in effect, the Company shall nevertheless have the right to impose a mandatory withholding of such shares. The value of fractional shares remaining after payment of the withholding taxes shall be paid to such participant in cash. Shares so withheld shall be valued at fair market value on the regular business day immediately preceding the date such shares would otherwise be delivered hereunder.

8.   CASH AWARDS

     If the payment or delivery of (or lapsing of restrictions with respect to) any Bonus Stock or Restricted Stock awarded to an employee-participant under this Plan, the 1992 Plan or the 1987 Plan (the "Stock Payment") shall be subject to the imposition of any federal, state, or local income tax, the Committee, in its discretion, either at the time the award is granted or thereafter, may also grant the employee-participant a cash award. The cash award may be in any amount up to an amount such that the value retained by the employee-participant (from the total of the Stock Payment and the related cash award) after payment of any such income taxes imposed on the Stock Payment and any such income taxes imposed on the cash award itself shall be equal to the Stock Payment.

9.   EQUITABLE ADJUSTMENTS

     In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Company Stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Company Stock in such a way that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of stock of the Company (or other securities) which may thereafter be issued in connection with grants under the Plan (including, without limitation, grants pursuant to Section 13 hereof), (ii) the number and kind of shares of stock of the Company (or other securities) issued or issuable in respect of outstanding grants, and (iii) the exercise price, grant price, or purchase price relating to any grant.

10.  EFFECTIVE DATE AND STOCKHOLDER APPROVAL

     The Effective Date of the Plan shall be the date the Plan is approved by the stockholders of the Company. Until the Effective Date of the Plan, the 1992 Plan shall continue in full force and effect in accordance with its terms.

11.  ADMINISTRATION AND AMENDMENT OF THE PLAN

     The Plan shall be administered by the Committee, as provided in Section 2 hereof, which (except as otherwise provided in Section 13 hereof) shall make the grants under the Plan, determine the form of options or other awards to be granted in each case (either at the time of grant or thereafter), and make any other determination under or interpretation of any provisions of the Plan.

     Any of the actions taken by the Committee shall be final and conclusive. Without the consent of the affected participant, however, no amendment or other action with respect to any outstanding award hereunder may impair or adversely affect the rights of the participant holding the award.

     The Board may amend the Plan as it may deem proper and in the best interest of the Company. However, no such action shall adversely affect or impair any options or other awards previously granted under the Plan, the 1992 Plan or the 1987 Plan without the consent of the grantee, and no amendment which requires stockholder approval in order for the exemptions available under Rule 16b-3 to be applicable to the Plan and the participants or in order for the Plan to comply with the requirements of Section 162(m) of the Code shall be effective unless that amendment shall be approved by the stockholders of the Company entitled to vote thereon as required by Rule 16b-3 or Section 162(m), as the case may be; and, provided further, that the provisions of Section 13 hereof shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

12.  EXPIRATION AND TERMINATION OF THE PLAN

     Unless earlier terminated by the Board, the Plan shall terminate on the tenth anniversary of its Effective Date. Grants may be made under the Plan at any time, or from time to time, prior to the termination of the Plan. The Plan may be abandoned or terminated at any time prior to the tenth anniversary of its Effective Date by the Board, except with respect to any awards then outstanding.

13.  GRANTS TO DIRECTOR-PARTICIPANTS

     Each individual who has served as a non-employee member of the Board during any calendar year shall be a director-participant in the Plan with respect to such year. Director-participants shall be eligible only for grants made pursuant to this Section 13. With respect to each calendar year each director-participant shall be granted, as compensation, 500 shares of Company Stock as of the first trading day following the close of such calendar year; provided, however, that the number of shares so granted shall be prorated in the case of any director-participant whose service on the Board began during such year or who retired or resigned from the Board during such year. The proration shall be based on the portion of such year the director-participant served as a member of the Board.

P
R
O                           HOUGHTON MIFFLIN COMPANY
X
Y             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  FOR THE 1995 ANNUAL MEETING OF STOCKHOLDERS


        The undersigned hereby appoints Nader F. Darehshori and Elizabeth L. Hacking, and each of them, Proxies with power of substitution to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of Houghton Mifflin Company to be held at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts, on Wednesday, April 26, 1995, at
1:00 p.m. and at any adjournment thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting or any adjournment thereof.

        The undersigned hereby revokes any Proxy previously given, and acknowledges receipt of notice of said meeting, the related Proxy Statement, and a copy of the 1994 Annual Report.

                 (continued and to be signed on reverse side)

             UNLESS OTHERWISE INSTRUCTED THIS PROXY WILL BE VOTED
           IN FAVOR OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE
                                                        ------------------
                                                        /SEE REVERSE SIDE/
                                                        ------------------

    Please mark
/x/ votes as in
    this example.



1.  Election of Class III Directors for a three-year term.
                                                                                  FOR         AGAINST       ABSTAIN
NOMINEES: Mary H. Lindsay, John F. Magee    2.  Approve   Houghton   Mifflin
Claudine B. Malone, Ralph Z. Sorenson           Company     1995       Stock     /   /        /   /         /   /
       FOR         WITHHELD                     Compensation Plan.
       ALL         FROM ALL
    NOMINEES       NOMINEES                 3.  Ratify Ernst & Young  LLP as
     /   /           /  /                       independent   auditors   for     /   /        /   /         /   /
                                                1995.

 /   /                                      4.  Transact such other business
     --------------------                       as may properly  come before     /   /        /   /         /   /
For all nominees except as noted above.         the Meeting.

                                                    MARK HERE                           MARK HERE
                                                   FOR ADDRESS   /   /                 IF YOU PLAN   /   /
                                                   CHANGE AND                           TO ATTEND
                                                  NOTE AT LEFT                         THE MEETING

                                            PLEASE SIGN IN THE SAME FORM AS NAME APPEARS
                                            HEREON.   FIDUCIARIES AND CORPORATE OFFICERS
                                            SHOULD INDICATE THEIR TITLE.

                                            Signature                                 Date
                                                     --------------------------------     ---------------------
                                            Signature                                 Date
                                                     --------------------------------     ---------------------



PROXY

                           HOUGHTON MIFFLIN COMPANY
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR THE 1995 ANNUAL MEETING OF STOCKHOLDERS

        The undersigned hereby appoints Nader F. Dareshon and Elizabeth L. Hacking, and each of them. Proxies with power of substitution to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of Houghton Mifflin Company to be held at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts, on Wednesday, April 26, 1995, at 1:00 p.m. and at any adjournment thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting or any adjournment thereof.

        The undersigned hereby revokes any Proxy previously given, and acknowledges receipt of notice of said meeting, the related Proxy Statement, and a copy of the 1994 Annual Report.

                                        UNLESS OTHERWISE INSTRUCTED THIS PROXY
                                        WILL BE VOTED IN FAVOR OF THE PROPOSALS
                                        SET FORTH ON THE REVERSE SIDE




                                        PLEASE SIGN IN THE SAME FORM AS NAME
                                        APPEARS HEREON.  FIDUCIARIES AND
                                        CORPORATE OFFICERS SHOULD INDICATE
                                        THEIR TITLE.

                                        Signature:____________ Date:___________


                                        Signature:____________ Date:___________




_
PLEASE MARK VOTES /X/
AS IN THIS EXAMPLE.

1.  Election of Class III Directors for        FOR ALL         WITHHELD FROM
    a three-year term.                         NOMINEES        ALL NOMINEES

NOMINEES:  Mary H. Lindsay, John F. Magee,       / /                / /
           Claudine B. Malone, Ralph Z.
           Sorenson

For all nominees except as noted below.

/ / _______________________________________      FOR       AGAINST      ABSTAIN

2.  Approve Houghton Mifflin Company 1995        / /         / /          / /
    Stock Compensation Plan.

3.  Ratify Ernst & Young LLP as independent      / /         / /          / /
    auditors for 1995.

4.  Transact such other business as may          / /         / /          / /
    properly come before the Meeting.
                                        MARK HERE FOR ADDRESS CHANGE
                                        AND NOTE AT LEFT                  / /

                                        MARK HERE IF YOU PLAN TO
                                        ATTEND THE MEETING               / /